Exhibit 4.35

English Translation

Normal Building of Shanghai Chinalong Industrial Town

Lease Contract

Column A

This contract is made by and between:

Party A: Shanghai Chinalong Industrial Development Co., Ltd.

Legal Address: 889 Yishan Road, Shanghai, China

Tel: 64854680                64850557

Fax: 64854980           Business License:

Party B: Mecox Lane E-commerce (Shanghai) Co., Ltd.

Legal Address:

Tel:

Fax:             Business License:

Whereas, Party A has entered into the Grant Contract of Land Use Right (“Grant Contract”) with the former Shanghai Land Administrative Bureau, under which Party A has obtained the right to use the land located at B7-B10 of Shanghai Caohejing New Technology Development Park for 50 years. Party A was also approved to build the Shanghai Chinalong Industrial Town (“Industrial Town”) on the above land, with normal plants which can be legally leased out.

Whereas, to meet its business needs, Party B requests to lease the normal plant of Party A to conduct its businesses within the scope prescribed in this Contract. Party B has presented the related certifications to Party A. Therefore, both parties agree as follows after negotiation:

Article 1 Basic Information about the Premise

1-1 The premise which Party A leases out to Party B is located at East side of Unit D, Floor 2, Building 3 of Shanghai Chinalong Industrial Town, 889 Yishan Road, Xuhui District, Shanghai (the “Premise”). The construction area of the Premise, i.e., the lease area, is 901.8 square meters, with the land use of leased land. The type of the Premise is reinforced concrete, and the structure of the Premise is framework.

1-2 The existing decoration, ancillary facilities and equipment situation of the Premise are set forth by both parties in Attachment 5 of this Contract. Both parties agree that this Attachment 5 shall be regarded as the acceptance criteria when Party A delivers the Premise to Party B and, upon the termination of this Contract, Party B returns the Premise to Party A.

Article 2 Purpose of the Lease

2-1 Party B leases the Premise for the purpose of conducting e-commerce and providing the offices for the management personnel to conduct such businesses. Party B conducts such business activities subject to the approval by the related industry and commerce administrative departments and the requirements for environmental protection of Shanghai Caohejing New Technology Development Park, the provisions in the Grant Contract and Attachment 1 “Convention of Shanghai Chinalong Industrial Town” of this Contract. Party B shall not use the Premise for any other purpose without the written consent by Party A.

2-2 Party B ensures that Party B shall not change the purpose of the Lease as above agreed without the written consent by Party A during the term of the lease.

Article 3 Delivery Date and Lease Term

3-1 Both parties agree that Party A shall deliver the Premise to Party B before the date of     /     in accordance with the conditions set forth in the Attachment 5 of this Contract.

3-2 The lease term shall be one year starting from March 1st 2015 and ending on February 29th 2016.  Party B shall pay the rent starting from March 1st 2015.

3-3 In the event that Party B is willing to renew the lease, Party B shall give a written notice to Party A three months prior to the expiring date of the lease term, otherwise, Party B shall be regarded as no intention of such renewal. If Party A agrees with Party B’s request for renewal, Party A shall inform Party B through a written notice for going through renewal procedures and entering into a new lease contract. The rents and lease term of the renewal shall be re-prescribed in the new lease contract.

Article 4 Deposit

4-1 To ensure the full performance of this Contract by Party B, Party B shall pay to Party A a lease deposit in the amount of RMB 208191.81, equal to the rents of three months, on the date when this Contract is entered into.

4-2 During the lease term, the above deposit shall not be used to offset the rents or other fees payable by Party B under this Contract.

4-3 In the event that Party B terminates the lease prior to the expiration, Party B shall give Party A a written notice three months in advance. Such termination shall be subject to the approval of Party A in written form. Party B shall nevertheless be regarded as breaching this contract, and the deposit will not be returned to Party B.

4-4 In the event that, due to Party B’s reasons, Party B fails to accept the Premise within two weeks after the date on which the lease starts upon twice written notices by Party A, Party A is entitled to terminate this Contract upon a written notice and to expropriate the deposit paid by Party B as compensation. In the event that, due to Party A’s reasons, Party A fails to deliver the Premise within 2 weeks after the date on which the lease starts upon twice written notices by Party B, Party B is entitled to terminate this Contract, and Party A must double return the deposit already paid by Party B.

Article 5 Rents and Calculation

5-1 The rent shall be RMB 2.53 per day per square meter (the construction area) during the lease term from March 1st 2015 till February 29th 2016. Party B shall pay the average rent of RMB 69397.27 per month to Party A if the annual rent is calculated based on 365 days. Party B shall pay one more day’s rent in February of the leap year.

5-2 When calculating the rents, any actual lease term equal to or less than 15 days shall be regarded as half a month, while any actual lease term more than 15 days shall be regarded as one month.

5-3 During the term of this Contract, either party shall not change the rent for any reason no matter whether the market price increases or decreases, otherwise, it shall be regarded as breaching this Contract and shall bear the liabilities pursuant to Article 11-2 hereof.

Article 6 Other Fees

Besides the rent, Party B shall also pay or bear the following fees:

6-1 Management Fees: Party B shall comply with the provisions of “Convention of Shanghai Chinalong Industrial Town” and pay the management fees according to the lease area. The management fees shall tentatively be RMB3.30 per month per square meter (construction area) and can be properly adjusted each year with the increase rate not more than 20% per year.

6-2 Charges for water and electricity: Party B shall pay the water and electricity fees according to its actually consumed volume shown by relevant meters. The public water and electricity fees actually consumed should be allocated and born in proportion to the lease area. Party A shall issue the bill to Party B on a monthly basis, and Party B shall make the full payment within one week upon receiving the bill issued by Party A.

6-3 Telephone Charges: Party B shall pay the telephone fees according to Attachment 3 of this Contract “Telephone Lease or Purchase Agreement of Shanghai Chinalong Industrial Town.”

6-4 Parking Fees: Party B shall comply with the provisions of Attachment 4 of this Contract “Parking Agreement of Shanghai Chinalong Industrial Town” and pay the parking fees accordingly.

6-5 Urban network service fees for fire alarm system shall tentatively be RMB0.25 per month per square meter (construction area).

6-6 Party B shall directly apply to the related departments for the supply of water, electricity and communication at its own expenses. Any municipal public infrastructure for Party B’s special needs or specially constructed can be constructed by Party B upon the consent of Party A or by Party A upon Party B’s entrustment, at the expenses of Party B.

Article 7 Payment

7-1 Party B shall pay the rents and other fees payable to Party A specified in this Contract and its attachments to the account designated by Party A or in other ways agreed by Party A.

7-2 The rent and management fees for the first month, along with lease deposit, shall be paid on the date when this Contract is entered into. Party B shall pay the rent and management fees of the next month on the 25th of each month.

7-3 Party B shall bear a penalty of 0.1% of the amount payable for each day of delay payment of any rents and fees specified in this Contract and its attachments.

Article 8 Decorating and Maintenance

8-1 Party B shall make reasonable use of the Premise. In case it intends to re-decorate, such as refurbishing the ceiling, spray, smoke detector, terrace, walls, entries and separations, it shall make such redecoration without damaging the safe structure of the Premise. Such decoration may only be carried out with its blueprint approved by property department and relevant authority such as fire control and environmental control department. Party B shall forward a copy of the blueprint and approvals to Party A for files. In the event of any economic losses and goodwill damage inflicting Party A arising out of Party B’s decoration without the approval of Party A and relevant authorities, Party B shall compensate Party A has the right to terminate this Contract in case Party B substantially damage the Premise.

8-2 Party B shall decorate and maintain the Premise and ancillary facilities at its own expenses, provided that Party B shall inform Party A half a month prior to the commencement of the work and obtain the consent of Party A.

8-3 All costs incurred from the above-mentioned projects or construction shall be born by Party B. Party B, as well as the users, contractors, constructors or any other related persons shall comply with the provisions in the Attachment 2 “Rules Regarding the Re-decoration by Owners or Clients After Purchasing or Renting Plants of Chinalong Industrial Town” and shall not bring forth any encumbrance or impact on Party A or any third parties.

8-4 Party A and other related persons are entitled to, upon a prior notice to Party B, access to the Premise for inspection and operation due to the requirements of maintenance, cleaning, burglar proof, fire-fighting, rescuing or other management activities for the building or its ancillary facilities. In the event that Party A has no time for the notice due to emergency, it can take proper measures first and inform Party B afterwards immediately. Party B shall provide aid and support for the above operations or measures of Party A. In the event that the use of the Premise or public area is partly or wholly impacted by any other lessee inside the Industrial Town, Party A shall coordinate with such lessee for rectification and compensation of Party B’s losses.

8-5 As the pipe well is only used for the installation of central air-conditioner, drains, power supply and telecom, Party B shall not place any goods on it or use it for other purposes. Otherwise, Party B shall bear all the consequences incurred thereby.

Article 9 Force Majeure

9-1 Neither party shall be liable for breach of this Contract by failing to perform or delaying the performance of this Contract due to force majeure such as natural disaster, floods, storms, earthquakes, wars or any other exceedingly odious natural factors or any other circumstances which cannot be foreseen, avoided or conquered.

Article 10 Responsibilities of Party B

Besides the stipulations of this Contract and the attachments hereto, the following shall also be abided by Party B:

10-1 Party B shall abide by Chinese laws and regulations, and shall not engage in illegal activities. Party B shall bear all legal responsibilities independently due to Party B’s behavior.

10-2 Party B shall undertake to repair the Premise and compensate for the damages or losses of the Premise. Otherwise, Party A is entitled to conduct such repair at the expenses of Party B.

10-3 Party B shall not overload the floor of the Premise. The load limit is 1000 Kg per square meter for the 1st floor and semi-underground and 500 Kg per square meter for other floors. Party B shall be liable for the structural damage of the Premise due to its breach of this article.

10-4 Party B shall not subleases the Premise or change the structure or the usage of the Premise without the consent of Party A. Party A has the right to terminate this Contract and take back of the Premise and claim for the liabilities of breach of contract of Party B.

10-5 In case of any obstructing or impact on Party A or any third party intentionally or negligently caused by Party B or the users, contractors or any other related persons, Party B shall be liable for the compensation.

10-6 Party B shall neither block the fire channel or dispersal corridors nor occupy public areas like elevator halls, corridors, path, green land and car-parks when using the Premise. Party B shall not damage the greenings. Party B shall not fix any equipment except outer equipments of air-conditioners on the roofs.

10-7 During the tenancy, Party B shall comply with laws and regulations regarding fire-control, environmental protection, quarantine, etc., especially the “Fire Control Law of the People’s Republic of China” and the requirements for environmental protection of Shanghai Caohejing New Technology Development Park. Party B shall cooperate with Party A in the efforts of fire control and environmental protection. In the event that the fire control is not qualified or high level wastes occur, Party B shall bear all the liabilities. Party B shall undertake the responsibilities of fire control within the Premise, including appointing the manager of fire control, preparing the relevant working plans, ensuring the fire equipment within the Premise properly operated, replacing the expired extinguisher timely. Party B shall not damage the fire control equipments for the public areas.

10-8 Party B shall ensure the safety and firmness of outer equipments of air-conditioners and its trestle. Party B shall regularly conduct the inspection on its safety and firmness in order to avoid any drop of such equipment. In the event that any accidents occur due to the drop of such equipment, Party B shall be liable for the compensation.

10-9 The floor of the Premise is not water-proof and shall be kept dry during the working process. If any part of test area needs to use water, Party B shall take measures to keep the pipes and floors waterproof. In case of any damages caused by Party B to other lessee downstairs due to water leakage, Party B shall undertake all the liabilities incurred.

Article 11 Termination of the Contract

11-1 If any of the following events of Party B occurs, Party A is entitled to terminate this Contract and evict all the properties that Party B placed in the Premise to anywhere outdoors, without being responsible for any loss of such properties. Besides, Party A reserves the right to claim for compensation. For the following items 1 and 2, Party A is entitled to expropriate the deposit.

1) Delay to make payment for rents or other fees due for 30 days (the penalty for delay payment shall be paid according to relevant provisions);

2) Any breach of this Contract and its attachments;

3) Bankruptcy, dissolution or declaration of the property escrow;

4) Apparent false or dishonest activities or facts like overdue payment of fees for electricity power, telecom or anything else.

11-2 In the event that Party B intends to terminate the Contract earlier than the expiring date of the tenancy, Party B shall give Party A a written application and obtain the written approval of Party A. If this Contract is terminated in accordance with the above provision, the deposit shall not be refunded to Party B and a penalty in the amount of 30% of the remaining part of the total lease price of this Contract shall be paid to Party A by Party B.

11-3 In the event that either party terminates in accordance with the terms of this Contract due to the breach of contract by the other party, this Contract shall terminates upon the consent of the other party or the confirmation by arbitration and people’s court.

11-4 This Contract shall terminate automatically in the event that the Premise is wholly or partially damaged due to natural disasters or other force majeure events which lead that Party B cannot continue to use the Premise.

11-5 Party A has the right to terminate this Contract if Party B incurs damage to the Premise in the decoration and claim for the liabilities of breach of contract of Party B.

11-6 Party A has the right to terminate this Contract prematurely and claim for the liabilities of breach of contract of Party B if Party A subleases the Premise or change the usage of the Premise without consent of Party A.

11-7 The rent and other confidential information related to this Contract shall be kept confidential by Party B.

11-8 In the event that this Contract needs to be cancelled before the starting date of the rental due to Party B’s reason, Party B shall pay Party A a penalty in the amount of the deposit.

11-9 Upon the expiry of the tenancy, Party B shall submit to Party A the receipt of electricity and telecom fees, certificate of telephone cancellation or moving out of the Chinalong Industrial Town and acceptance list for Premise take-over.

Article 12 Return of the Premise

12-1 Upon the expiry of the tenancy, Party B shall remove everything that belongs to Party B including inner filling-out and equipments from the Premise and make sure to reinstate the Premise. Otherwise, Party A is entitled to take any measures to reinstate the Premise, and all the cost incurred thereby shall be born by Party B and can be deducted from the deposit if necessary.

12-2 Party B may leave the whole or part of the inner filing-out and equipment in the Premise when returning the Premise to Party A upon the consent of Party A. Such articles left in the Premise shall belong to Party A and may be disposed of freely by Party A.

12-3 In the event that Party B fails to return the Premise in time upon the expiry of the tenancy, Party B shall pay double rents as penalty to Party A within 30 days after the expiry date. In the event that Party B fails to move out of the Premise for more than a month after the expiry date, Party A may cut off supply of power, water and telecom and remove all the properties of Party B in the Premise as well. Party A shall be not responsible for any loss of such properties. Party B shall pay all the removing cost and other expenses for site lease to by Party A. Party A may take any measures it deems appropriate to take back the Premise.

12-4 If Party B use the Premise as the official registered office or complete the lease registration, tax registration or other registration, after the expiration or termination of this Contract, Party A will return the deposit after the demonstration of official evidence of change of address or cancellation registration evidence, otherwise the deposit would not be refunded. If Party B delay to handle the above matters resulting Party A’s failure to lease to the third party, it shall be deemed as Party B continue occupying the Premise and Party B shall pay the occupying fee in accordance with the rent standard.

12-5 Unless an agreement of extension is reached, both parties shall jointly inspect the Premise on the termination date. Party A shall return the deposit in the original amount and currency without any interest to Party B within one week provided that Party A accepts the Premise and all the outstanding fees have been paid by Party B.

12-6  If Party B fails to pay the rent in accordance with this Contract more than 30 days and Party B refuse to return the Premise after Party A’s exercise of right of termination of this Contract, Party A has the right to take back the Premise and does not guarantee the safety of the properties in the Premise.

Article 13 Dispute Settlement

13-1 Any disputes arising from the performance of this Contract or in connection with this Contract shall be settled through good faith negotiations between the parties. If the parties are unable to resolve any dispute or claim between them through good faith negotiation, such dispute or claim shall be resolved 1. by submitting to China International Economic and trade arbitration Commission for arbitration or 2.submitting to the people’s court of the place where the Premise is located

Article 14 Governing Laws and Miscellaneous

14-1 This Contract shall be governed by the laws and regulations of the People’s Republic of China. In case of any inconsistency between this Contract or its attachments and the laws and regulations of the People’s Republic of China, the latter shall prevail.

14-2 This Contract is entered into based on the complete agreement between the parties. Any prior undertakings, agreements, or statements between the parties with respect to the subject matter hereof are all invalid. This Contract shall come into effect upon the execution by the legal or authorized representatives of both parties. Both parties may have this contract notarized if necessary and share the cost accordingly.

14-3 The following attachments are the integral part of this Contract and have the equally legal effect as this Contract.

Attachment 1: Convention of Shanghai Chinalong Industrial Town

Attachment 2: Rules on Fire-control, Security and Re-decoration

Attachment 3: Telephone Lease or Purchase Agreement of Shanghai Chinalong Industrial Town

Attachment 4: Parking Agreement of Shanghai Chinalong Industrial Town

Attachment 5: Hand-over List for Leased Premises of Shanghai Chinalong Industrial Development Co., Ltd.

Attachment 6: Fire-control Safety Responsibility Letter of Chinalong Park

Attachment 7: Rules Regarding Legal and Safe Use of Premises and Underground Spaces

14-4 This Contract shall be executed in four counterparts. Each party shall hold two originals.

Party A:

Shanghai Chinalong Industrial Development Co., Ltd.

[seal: Shanghai Chinalong Industrial Development Co., Ltd.]

Legal Representative or Authorized Representative:

Date:

Party B:

Mecox Lane E-commerce (Shanghai) Co., Ltd.

[seal: Mecox Lane E-commerce (Shanghai) Co., Ltd.]

Legal Representative or Authorized Representative:

Date:

Convention of Shanghai Chinalong Industrial Town

This convention is made under the spirit of the related laws and regulations of the state and Shanghai, for the purpose of enhancing the management of the Industrial Town, keeping good appearance of the properties, protecting legal interests of all lessees and creating a comfortable, safe, clean, elegant working environment.

Section 1 General Provisions

Article 1 The property management department of Shanghai Chinalong Industrial Development Co., Ltd. is responsible for the property management of the Industrial Town, managing the buildings and public facilities in the Industrial Town in accordance with this convention. All the lessees in the Industrial Town and related persons shall support such managing work.

Article 2 All parties shall fulfill and perform their respective rights, duties and obligations and be aware of the legal liabilities and moral responsibilities for their actions. Both parties shall comply with this convention and related laws and regulations of the state and Shanghai.

Section 2 Duties of the Management Department

Article 3 The management department shall work out and carry out the plans for maintenance in large scale of the premises and ancillary facilities in accordance with the laws and regulations of the state.

Article 4 The management department is responsible for the management and operations of the Industrial Town, the daily maintenance of public ancillary facilities, and keeping normal operation of equipment. Elevators shall run from 8:00 to 20:00 every day. At least one elevator in each building shall work from 8:00 to 20:00 during holidays. Any lessee who needs 24-hours elevator service shall obtain the approval of the majority of the lessees in the whole building and shall agree to bear the costs incurred and give a written notice to the property management department as well.

Article 5 The management department shall maintain illuminations and fire-control equipments in the public areas inside the Industrial Town and keep them in good function.

Article 6 The management department shall keep the public areas inside the Industrial Town clean and healthy.

Article 7 The management department shall maintain and manage the greenings in the public areas inside the Industrial Town.

Article 8 The management department is responsible for the management of motor vehicles and non-motor vehicles in the Industrial Town.

Article 9 Management personnel and security guards shall daily patrol the Industrial Town to ensure the security of the public areas in the Industrial Town and to rectify and handle activities breaking rules.

Article 10 The management department will collect from the lessees the management fees in accordance with the related provisions and charge a penalty of 0.1% of the fees payable for each day delay. If any lessee refuses to pay the water or power bill, the management department is entitled to settle it through legal channels. The management department may claim a penalty of 0.1% of the fees payable to the breaching party.

Section 3 Rights and Duties of the Lessee

Article 11 The fees payable by the Lessee.

1. Management Fees: the Lessee shall pay the management fees according to the leased area in accordance with this Convention. The management fees rate shall be calculated as RMB3.30 per month per square meter (construction area), which can be properly adjusted each year with the increase rate not more than 20% per year.

2. Charges for water and electricity: the Lessee shall pay the water and electricity fees according to its actually consumed volume shown by relevant meters. The public water and electricity fees actually consumed should be allocated and born in proportion to the lease area. Party A shall issue the bill to Party B on a monthly basis, and Party B shall make the full payment within one week upon receiving the bill issued by Party A.

3. Telephone Charges: the Lessee shall pay the telephone fees according to the “Telephone Lease or Purchase Agreement of Shanghai Chinalong Industrial Town.”

4. Parking Fees: the Lessee shall comply with the provisions of “Parking Agreement of Shanghai Chinalong Industrial Town” and pay the parking fees accordingly. The fee of parking on ground of a whole year is tentatively RMB5000 per car; the fee of parking underground of a whole year is tentatively RMB7200 per car; the fee of temporary parking is RMB10 per car per hour and not more than RMB56 within 24 hours totally.

5. Urban network service fees for fire alarm system shall tentatively be RMB0.25 per month per square meter (construction area).

6. Fire-control inspection fee: unit price of fire-control inspection is subject to approval of Fire Detection Company, and the expense is based on the lease construction area.

7. The Lessee shall directly apply to the related departments for the supply of water, electricity and communication at its own expenses. Any municipal public infrastructure for the Lessee’s special needs or specially constructed can be constructed by the Lessee upon the consent of the management department or by the management department upon the Lessee’s entrustment, at the expenses of the Lessee.

Article 12 The Lessee shall comply with the following provisions.

1. The Lessee shall comply with the fire-control law of the State, be responsible for the fire-control security within its leased premise, and keep the fire-control devices in a good condition.

2. The Lessee shall support the regular inspection and maintenance by power station, telecom station, network, water Corporation and other utility departments. It is with no respect of the management department to temporarily cut off power, water or telecom due to emergency repairs or sudden breakdown of the equipment by the utility departments. The management department shall coordinate the regular inspection and maintenance with the above-mentioned utility departments and require them to give a prior notice. In case of the expansion business of facilities and equipments between the Lessee and the above-mentioned utility departments, the management department shall be responsible to coordinate.

3. Without approval of the related governmental department, no advertisements or symbols are allowed on the outside wall and window except for the nameplate of the Lessee at its own portal.

4. If the Lessee decorates the Premise, the Lessee shall require the constructor to go through the related procedures required by the management department and pay fees to the management department and urge the constructor to comply with rules and regulations regarding the decoration. In the event that the constructor fails to go through procedures, the Lessee shall undertake the responsibility and shall agree that the management department can deduct the fees payable by the constructor from the deposit paid by the Lessee (detailed in Attachment 2 of this Contract). In case of any intentionally delay or incorporation by the Lessee, the management department may interrupt the project, even cut off the power supply of the project. The Lessee shall complement the rent deposit within a limited time upon the notice from the Lesser, otherwise, the Lessee shall undertake the corresponding liabilities. No decoration shall change the structure of the building or cause damages to the entire building, e.g., changing the load-bearing wall, damaging the beam, or extending or removing something from the building.

5. As the pipe well is only used for the installation of central air-conditioner, drains, power supply and telecom, the Lessee shall not place any goods on it or use it for other purposes. Otherwise, the Lessee shall bear all the consequences incurred thereby.

6. The floor of the Premise is not water-proof and shall be kept dry during the working process. If any part of test area needs to use water, the Lessee shall take measures to keep the pipes and floors waterproof. In case of any damages caused by the Lessee to other lessee downstairs due to water leakage, the Lessee shall undertake all the liabilities incurred.

7. The Lessee shall ensure the safety and firmness of outer equipments of air-conditioners and its trestle. the Lessee shall regularly conduct the inspection on its safety and firmness in order to avoid any drop of such equipment. In the event that any accidents occur due to the drop of such equipment, the Lessee shall be liable for the compensation.

8. In case of any encumbrance on the regular maintenance of the adjoining building, the Lessee shall be liable for the compensation for the damages incurred.

9. Garbage bags shall be placed in the designated places. The Lessee shall dispose of the industrial and project wastes out of the Industrial Town on a timely manner or engage the management department to handle such wastes at its own expenses.To prevent people from getting hurt and keep the environment clean, garbage and debris can neither be thrown downstairs nor into the pools or sewers. If the sewer is blocked or damaged by improper use, the Lessee shall bear all repairing costs.

10. No Scrabbling or posting at any place within the Industrial Town.

11. The management department and other related persons are entitled to, upon a prior notice to the Lessee, access to the Premise for inspection and operation due to the requirements of maintenance, cleaning, burglar proof, fire-fighting, rescuing or other management activities for the building or its ancillary facilities. In the event that the management department has no time for the notice due to emergency, it can take proper measures first and inform the Lessee afterwards immediately. The Lessee shall provide aid and support for the above operations or measures of the management department.

12. The Lessee shall neither block the fire channel or dispersal corridors nor occupy public areas like elevator halls, corridors, path, green land and car-parks when using the Premise. The Lessee shall not damage the greenings.

13. No Accommodation or raising animals in the Premise. No above activities which will obstruct the management.

14. In accordance with the provision of the Fire-control Law of “no organization or individual is allowed to occupy the fire channel,” for the purpose of maintaining the order of the parking area, the vehicles shall be parked on the platform to the north of the building 1 and building 2 with the parking license issued by the management department.

Section 4 Legal Liabilities

Article 13 Anyone who breaches this convention shall not only correct its behavior but also compensate for the damages.

Article 14 Any personnel of the management department who breaches this convention shall be given a greater punishment. The management department shall be liable for the malfeasance or delinquency of its employees, including power abuse, making trouble and malpractice and shall be liable for the compensation for the damage caused by its employees.

Article 15 The Lessee shall use the normal plants correctly. The load limit is 500 Kg per square meter for the normal floors and 1000 Kg per square meter for the 1st floor and semi-underground. The Lessee shall be responsible for any consequences resulted from its breach of this article.

Article 16 The vehicles with parking license parking out of the designated parking places shall be charged with the maintenance fee of RMB5-10 per vehicle per day.

Section 5 Supplementary

Article 17 In case of any inconsistency between this convention and the existing laws, regulations and policies of the state, the latter shall prevail. This convention can be revised or supplemented according to the relevant laws, regulations and policies or upon the consent by over 50% of the owners of within the Industrial Town and without violating the relevant laws, regulations and policies.

Article 18 This convention will come into effect upon the execution and sealing by both parties. This convention shall be executed in four counterparts. Each party shall hold two originals.

The management department: Shanghai Chinalong Industrial Development Co., Ltd.

[seal: Shanghai Chinalong Industrial Development Co., Ltd.]

Date:

The Lessee: Mecox Lane E-commerce(Shanghai) Co., Ltd.

[seal: Mecox Lane E-commerce(Shanghai) Co., Ltd.]

Date:

Attachment 2

Rules on Fire-control, Security and Re-decoration

I Lessee’s Responsibility for Fire-control and Security

In accordance with term1of article 2 of Convention of Shanghai Chinalong Industrial Town for the purpose of ensuring the safety of the staff and the property of the Lessee of the Chinalong Industrial Town from fire hazard, The Lessee shall fully undertake its responsibility for fire-control and security within its use scope and term in accordance with “Fire Control Law of the People’s Republic of China”, “Rules of the Management of Fire control Security of Society, Groups, Enterprises, Institutions” of the Public Security Department, “Rules for the Implementation of the Management of Building Fire Protection Facilities of Shanghai”, No.47 Document of Municipal Government Office of 2004, No.16 Document of Xuhui Government Office of 2009 and other related documents.

II Before decoration, the Lessee shall itself and urge the constructor to follow the rules and regulations regarding fire-control and security and the decoration.

1. The Lessee shall obtain the approval from the fire-control bureau and other related governmental department before re-decoration. If the re-decoration has not been submitted for approval or fails to pass the inspection and acceptance by the fire-control governmental department, the Lessee shall make rectification according to the requirement of the fire-control governmental department, otherwise, the Lessee shall be liable for the legal consequence thereof.

2. Before commencement of the construction, the Lessee shall submit to the management department the copies of approval of fire-control, duplicate of blueprint, business license and qualification certificate of the constructor, the documents of the person in charge of the construction and other workers and shall go through the procedures for the project.

3. The constructor shall report to the Hongmei Police Office and obtain the temporary pass from the management department. The workers shall enter or leave the Town with identity card and the pass.

4. The constructor team shall pay RMB10,000 as building protection fee before entry. If fire-control project is not included in the decoration contract, the constructor team for the fire-control project shall pay RMB5,000 as building protection fee as well, as guarantee of not breaching these Rules. The Lessee shall urge the constructor to compensate for damages of the building and utilities caused by them. The compensation shall be deducted from the building protection fee.

5. The Lessee shall be charged with the management fee of RMB6.00 per square meter for at least one month based on the area and term of its construction project.

6. The Lessee shall be charged with the building waste fee of RMB8.00 per square meter based on the area of its construction project.

III During the re-decoration period, the Lessee shall itself and urge the constructor to comply with the following rules.

1. Rules on safety of working shall be strictly followed, and the fire-control and security shall be ensured during the decoration period. Special kind of work shall be operated by the workers with operation certificates. No Fire without certificate of permission. The relevant economic and legal liabilities shall be born in case of consequences of violation.

2. The constructor shall protect the public equipment and utilities and shall not operate the fire-control devices or elevator and its components without permission. Otherwise, the constructor shall reinstate the premises and compensate an amount of RMB500-1000 for the economic losses incurred.

3. The constructor shall not destroy or damage the structure of the building, the outer wall, beams and floors. Air-conditioners shall be installed at designated places and no punching on the wall without any permission. The written consent is obligatory when the width of door is designed over 2 meters. Otherwise, the constructor shall reinstate the premises and compensate an amount of RMB500-1000 for the economic losses incurred.

4. No noisy tools like air pumps and electric hammers can be used between 8:30 to 17:30 on working days. Those tools can be used only on holidays or beyond the above hours. Otherwise, the constructor shall compensate an amount of RMB200-500 for the economic losses incurred, upon complaint and confirm. At the same time, the management department is entitled to take measures to cut off the power to stop such operations.

5. Building materials or machines shall enter or move out of the premises during the rest day or the night upon the approval of the management department. The elevator shall be operated by specific personnel to carry such materials. The constructor shall not place such materials at the public areas without permission. Otherwise, the constructors shall clear off and be charged the occupation fees based on the occupied area.

6. Anything shall not be thrown out of the window. Keep the work area and public area clean and healthy. The garbage shall be put into the bags and placed at designated places. No waste can be dropped in the elevator, on the stairs or in other public places, and any such dropped waste shall be cleared off immediately. Otherwise, the clearance fee shall be charged according to the actual area with dropped waste.

7. The personnel of the management department and security guard of the Industrial Town may enter the working area for inspection. In case of any breach of the rules, there may be a penalty of RMB500-1000 for each time based on the actual situation.

IV During the re-decoration period, the Lessee shall itself and urge the constructor to comply with the rules regarding the construction and the inspection and acceptance.

14. The design of the fire-control project shall be submitted to the management department to request the design condition of the premises. The design of inner fire alarm system shall comply with the rules of the management department and be connected with the host computer of the urban fire alarm system.

15. The operation of the sprinklers system shall be applied for and the lump sum water fees in the amount of RMB300 shall be paid by the constructors. After that, the management department will conduct the operation in accordance with the relevant operation rules.

16. Newly installed or reformed fire-control pipes shall be tested by pressure at 14KG/CM2 for 2 hours without dripping or decompression. The fire-control company shall bear the costs incurred thereby.

17. To ensure the fire-control devices in a good condition and effective, the punishment of any unpermitted operation of the sprinklers system is as follows:

1) Those who operate the alarm valve without permission and have not caused the starting of sprinklers pump shall be fined with RMB1000.

2) Those who operate the alarm valve without permission and have caused the starting of sprinklers pump shall be fined with RMB2000.

3) Those who operate the alarm valve without permission and have caused the starting of sprinklers pump and the leak of the sprinkler net of other lessees shall be fined with RMB3000 and shall be liable for the economic losses of the other lessees.

4) Those who operate the alarm valve without permission and have thus caused the sprinklers pump not to work shall be fined with RMB5000 and shall be liable for all the economic losses incurred.

V After the re-decoration, notice for both the Lessee and the constructor is as follows:

18. After the completion of the project, the Lessee shall urge the constructor to provide the management with a full set of completion documents, including opinion of design and completion by the fire-control government department, completion drawings, testing reports, records of the pressure test of the pipes and certificates of materials and equipments.

19. After the completion of the project, the constructor shall submit a written application to the management department for inspection. If inspected and accepted by the management department and no need for deduction of compensation, the building protection fee shall be fully refunded without interest.

Shanghai Chinalong Industrial Development Co., Ltd.

The Lessee:
	The Decoration Constructor:	The Fire-control Constructor:
Seal: [seal: Shanghai Mecox Lane Information Technology Co., Ltd.]	Seal:	Seal:

Signed by:	Signed by:	Signed by:

Date:	Date:	Date:

Attachment 6

Rules Regarding Legal and Safe Use of Premises and Underground Spaces

In accordance with the Fire-control Law of the People’s Republic of China, the Regulations on Fire-control Management of the Public Security Departments, the Civil Air Defense Law, the Regulations on Safe Use of the Underground Spaces, and clause 10-6 of the Lease Contract or purchasing agreement signed between both parties, the rules regarding the legal and safe use of the premises and the underground spaces are as follows:

Article 1 After obtaining the use right of the premise and the underground space in accordance with the leasing contract or the purchasing agreement, the legal representative or other authorized person of Party B (hereinafter referred to as “the user”) shall fully undertake the responsibility of the security of its own part in accordance with the above-mentioned laws and regulations.

The user shall comply with the Fire-control Law and its related regulations and shall establish inner security management policy and working plan, equip the premises with necessary fire-control devices, conduct regular inspection, ensure the dispersal corridors and exits to be unblocked and to comply with fire-control rules, launch the training on basic skills of escaping and fire-fighting for the employees, ensure all the persons in charge of the security with qualification, and make record of the inspection, modification and training.

Article 2 The user shall not damage the public fixed fire-control devices and other utilities. In case of any damage, the user shall immediately repair or inform the management department for repair at the cost of the user.

In the event that the utility is severely damaged and cannot be repaired immediately, which causes damage to Party A or any other party, the user shall bear all legal liabilities and compensation for economic losses.

Article 3 The user shall only re-build or re-decorate its own part in accordance with the Fire-control Law and approval from the fire-control government department. The premise cannot be put into use unless it is approved and accepted by the fire-control department. After that, no rebuilding can be done without permission.

The automatic fire alarm system of the user shall be connected with the urban automatic fire alarm system.

The premises cannot be put into use without approval or being unqualified by the fire-control department.

Article 4 The user shall not illegally produce, store or use flammable, explosive, toxic, hazardous chemicals and radioactive substances in the premises.

Otherwise, the user shall undertake the legal liabilities and compensation for economic losses.

Party A is entitled to terminate the leasing contract in case of any such breach of the contract by the user which causes material impact on the society. Party A may forward a suit to protect its legal right and interests in the event that the rent deposit paid by the user is not enough to cover the losses of Party A. Party A will protect the legal rights and interests of the sufferer in the event that any breach of contract by the user results in economic losses and social influence.

Article 5 During the legal use term, the user shall give convenience to the management department on the inspection of security by the governmental departments in accordance with laws and regulations. The user shall not intentionally make troubles or hide the truth. The users shall actively rectify various hidden trouble of security. For its own and other person’s safety, the users shall improve the security awareness, take measures to make sure the security and use the premise and the underground space in accordance with the laws.

Seal of Party B: [seal: Shanghai Mecox Lane Information Technology Co., Ltd.]

Date:

	Column A	Column B	Column C	Column D		Column E
1	No. QL-ZLHT-2009-001	2nd	3487.67	RMB	534,659.82	RMB	178,219.94
2	No. QL-ZLHT-2009-002	Unit E, 5th	812.06	RMB	124,488.81	RMB	41,496.27

Letter of Responsibility of Fire Control Security of the Users of Chinalong Zone

In accordance with “Fire Control Law of the People’s Republic of China”, “Rules of the Management of Fire control Security of Society, Groups, Enterprises, Institutions” of the Public Security Department, “Rules for the Implementation of the Management of Building Fire Protection Facilities of Shanghai”, No.47 Document of Municipal Government Office of 2004, No.16 Document of Xuhui Government Office of 2009 and other related documents, to ensure the safety of the staff and the property of the lessee of the Chinalong Building and the Zone (hereinafter “the user”), the user and the property management service company (hereinafter “the management company”) undersign this Letter of Responsibility of Fire Control Security.

To strictly comply with the laws and regulations of the State and the Government and other related rules, the users shall jointly bear the responsibilities of fire control security as follows:

I, Strictly abide by reporting system of inner decoration, ensure the fire control security of the construction site.

1.              File procedures for reporting of the decoration construction or reviewing of fire control design, fire inspection. Not illegally change the original fire control design or lower the construction standard.

2.              No construction team may enter into the construction site without the record or review of the institutions of public security and fire control.

3.              No construction of inner decoration may be put into use without the record or acceptance of fire inspection of the institutions of public security and fire control.

4.              The construction site shall be equipped with fire extinguishers as required. If it needs to use fire, procedures for approval of the use of fire shall be followed with the operating certificate in the management department. No fire can be used without approval.

5.              Establish the rules of keeping and using of the dangerous goods necessary for the construction such as paint, solvents and etc. Smoking is prohibited at the construction site.

6.              It shall be reported to the institutions of public security and fire control for approval according the rules to use fixed fire control facilities temporarily. Not illegally shut down or stop using fire control facilities.

II, Fulfill the responsibilities of fire control security, establish and improve the rules of fire control security.

1.              Establish and improve the rules of fire control security, fulfill the responsibilities of fire control security. The legal representative or main responsible person shall be the first person in charge of the fire control security and shall sign the letters of responsibility of fire control security with related persons.

2.              Establish the rules of fire control inspection and rectification of fire hazard. Establish the rules of training and practice of the obligatory fire brigade. Regularly train the staff to use the alarm, put out the initial fire and learn the self-help escaping skills. Held once or twice fire control practice every year.

3.              Establish the rules of the management and maintenance of the fire control facilities and devices. Ensure the fire control devices in the Premises in good and effective condition, timely replace the expired fire extinguishers. Take good care of the fire control devices in the public area.

4.              Enhance the education of fire control security, promote the knowledge of fire control security and increase awareness of fire control security.

III, Enhance the daily management fire control security in the key part, timely rectify of fire hazard.

1.              Not occupy the path for the fire engine, comply with the rules to keep the path for the fire engine clear and smooth. Support the management of the management company to keep the path for the fire engine clear and smooth.

2.              Daily inspect the fire control security, keep the public evacuation paths and exits clear.

3.              Regularly organize the maintenance and inspection of the fire control facilities, fire extinguishers and fire control signs and keep them in good and effective condition.

4.              Repair immediately if any breakdown of the fire control facilities is found or upon a notice from the management company; If reparation cannot be done immediately, it must be done within 5 working days; If it needs the supplier or the manufacturer to solve the problem, it must ensure reparation shall be done within 10 working days.

No. of the auto fire alarm device in the user’s Premises: (read in attachment)

5.              If any fire hazard is found in self-inspection or by fire control institution, it shall actively take measures to rectify before the deadline and ensure there will not be a fire. If such assurance cannot be made, it shall stop using the part in danger until the hazard is rectified. And it shall keep good records for future reference.

IV, The user shall take the liabilities and financial responsibilities for any breach the provision above.

V, This letter of responsibility is made in accordance with the laws and regulations of the State and for the fire control security of the users. If there is any discrepancy between this letter and the laws, the laws and regulations of the State shall prevail.

VI, This letter of responsibility shall become effective upon the seals and signatures of both parties. This letter of responsibility has three originals, each party of the user and the management company shall hold one, the other one shall be reported to the fire control office of fire control brigade of Xuhui public security bureau for record.

The Management Company:	The User:
(Sign & Seal)	(Sign & Seal)
[seal: Mecox Lane E-commerce (Shanghai) Co., Ltd.]
Date:	Date: